EXHIBIT 99.1

On April 18, 2005, the Registrant issued the following news release:

"AMERICAN OIL & GAS ANNOUNCES 2004 FINANCIAL RESULTS AND UPDATES STATUS OF PROJECTS

DENVER – American Oil and Gas, Inc. (OTC Bulletin Board:AOGI) today announced that the Company narrowed its net loss to $438,011, or two cents per share, as compared with a net loss of $800,982, or three cents per share, for the years ended December 31, 2004 and 2003, respectively. Revenues from its oil and gas operations increased to $746,242 for 2004, up 760% from its oil and gas revenues from 2003 of $97,892.

In 2004, the Company sold 12,849 barrels of oil at an average price of $41.58, resulting in oil revenues of $534,288, and sold 48,965 mcf of natural gas at an average price of $4.33 per mcf, resulting in gas revenues of $211,954. In 2003, the Company sold 687 barrels of oil at an average price of $28.33, resulting in oil revenues of $19,469, and sold 21,430 mcf of natural gas at an average price of $3.66 per mcf, resulting in gas revenues of $78,423. The Company’s lease operating expenses and production taxes were $80,461 ($3.83 per barrel of oil equivalent produced “boe”) in 2004 versus $37,842 ($8.89 per boe) in 2003. The Company recorded $188,189 ($8.95 per boe), and $30,997 ($7.28 per boe) in depreciation, depletion and amortization expense related to its oil and gas production in 2004 and 2003, respectively. The Company’s general and administrative expenses were $945,114 for 2004 and $824,767 for 2003.

As of December 31, 2004 and 2003, the present value of the Company’s estimated future cash flows from oil and gas operations, discounted at 10%, have been estimated by Ryder Scott Company Petroleum Consultants, an independent petroleum engineering firm, to be $5,656,000 and $2,839,000, respectively. Ryder Scott has estimated the Company’s proved oil and gas reserves at year-end 2004 and 2003 to be 321,710 and 70,923 barrels of oil, respectively, and 346,270 and 1,527,000 mcf of gas, respectively. The increase in oil reserves is primarily related to the ongoing development of the Company’s Big Sky project in the Williston Basin of Montana. The decrease in natural gas reserves is primarily related to the sale of the Company’s interest in certain coalbed methane wells and acreage located in the Powder River Basin of Wyoming in September of 2004.

At December 31, 2004, the Company had working capital of approximately $5,439,000, approximately $5,252,000 in cash, $9,052,000 in total assets, a long term asset retirement obligation of $41,000, and $8,884,000 in stockholders’ equity. There are currently 29,963,702 common shares outstanding.

“I am pleased to report improving operating results for our first full year of oil and gas production,” said Andrew Calerich, President and Chief Financial Officer of American Oil & Gas. “In addition to increasing our production and revenues, 2004 was a year in which we laid the foundation for significantly increased field activity to occur in 2005. We have spud our South Glenburn well and we’re moving drilling equipment and are preparing to commence drilling operations at our Fetter project. We continue to perform technical evaluation on other projects in our portfolio.”

Operationally, on April 16, 2005, drilling operations commenced on an initial exploratory test well at the Company’s South Glenburn prospect, located in McHenry County, North Dakota. This well is targeting the Mission Canyon formation at approximately 4,500 feet. The Company controls an 87.5% working interest in approximately 9,700 net acres in this prospect.

At the Fetter Field prospect, located in the southern portion of the Powder River Basin of Wyoming, the drilling rig and related equipment have begun to arrive on location and special modifications to the rig are underway to prepare for under-balanced horizontal drilling (“UBHD”) into the over-pressured Niobrara and Frontier formations at depths to 12,000 feet. Drilling operations on the upper hole portion of the well could commence within the next two to three weeks. Wellbore integrity testing recently conducted on a re-entry candidate well in the field resulted in the casing being deemed unsuitable for the originally planned work program. Therefore, the Company is amending its previously announced participation agreement with a private Oklahoma-based E&P company, with expertise in UBHD technologies, to provide for the drilling of two new wells versus the original agreement to participate in one re-entry and one new well. If all participation criteria are met, the private company would earn a 25% interest in the approximate 51,000 acre Fetter Field prospect and American would retain a 37.5% interest. After closing of the previously announced merger with Tower Colombia Corporation, the Company’s retained interest would increase to 56.25%.

At the Big Sky project, the Company currently owns a working interest in a total of 15 (0.74 net) producing wells, and the Company’s share of daily production from this project is now over 200 barrels of oil per day. The Company is on schedule to participate in the drilling of as many as 12 additional (0.59 net) wells during the remainder of 2005.

At the Company’s Krejci oil project, field activities remain temporarily suspended. The private company with whom American entered into an agreement in 2004 has drilled, but not tested, one vertical well targeting the Mowry shale formation. The continual operations contemplated under the original agreement have no occurred and discussions are ongoing that are expected to result in the resumption of field activity during the spring or early summer.

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company's website: www.americanoilandgasinc.com.

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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.‘s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.”